Exhibit 99.1

Contact:	Miles Goda
VP of Corporate Development
(206) 613-0826

WATCHGUARD ANNOUNCES PRELIMINARY RESULTS

AND CONFERENCE CALL DATE FOR THE THIRD QUARTER

Seattle, Washington – October 8, 2004. WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Internet security solutions, today announced that its revenue and net income are expected to be below the Company’s previously stated estimates. WatchGuard expects to report net revenue of $20.0 million to $21.0 million for the quarter ended September 30, 2004, compared to $23.0 million in the previous quarter and $18.6 million for the quarter ended September 30, 2003. GAAP net loss for the quarter is expected to be between ($0.04) and ($0.06) per share, compared to ($0.01) per share in the previous quarter, and ($0.22) per share for the quarter ended September 30, 2003. Pro forma net loss is expected to be between ($0.02) and ($0.04) per share, compared to break-even in the previous quarter and ($0.10) per share for the quarter ended September 30, 2003. Pro forma net loss per share excludes certain non-cash stock-based compensation expenses, amortization of intangible assets, and acquired in-process technology costs and restructuring charges. The results for the third quarter ended September 30, 2004, are preliminary.

WatchGuard also expects to increase its reserves under its 2001 and 2002 restructuring plans by $0.3 million to $0.5 million in connection with delays in the sublease of excess facilities due to challenging real estate market conditions.

The reconciliation of the anticipated range of net loss per share to the anticipated range of pro forma net loss per share for the quarter ended September 30, 2004, the net loss per share for the previous quarter, and the net loss per share for the quarter ended September 30, 2003, is set forth at the end of this press release.

The Company plans to report its complete third quarter results on October 28, 2004, and discuss those results on its regularly scheduled earnings call at 2:00 PM PST (5:00 PM EST) on that date. The call will be webcast by CCBN and may be accessed at www.watchguard.com under “Investor Relations.” Research analysts and institutional investors may access the live conference call by calling (800) 659-2056 (U.S. and Canada) and (617) 614-2714 (International). The conference call ID number is 76235353.

About WatchGuard Technologies, Inc.

WatchGuard is a leading provider of network security solutions for small- to mid-sized enterprises worldwide, delivering integrated products and services that are robust as well as easy to buy, deploy and manage. The company’s Firebox X line of expandable integrated security appliances is designed to be fully upgradeable as an organization grows and to deliver the industry’s best combination of security, performance, intuitive interface and value. WatchGuard Intelligent Layered Security architecture protects against emerging threats effectively and efficiently and provides the flexibility to integrate additional security functionality and services offered through WatchGuard. Every WatchGuard product comes with an initial LiveSecurity Service subscription to help customers stay on top of security with vulnerability alerts, software updates, expert security instruction and superior customer care. For more information, please call (206) 521-8340 or visit www.watchguard.com.

Certain statements in this press release, including statements about our expected financial results for the quarter ended September 30, 2004, are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that our quarterly accounting review procedures or developments after the date of this release result in changes to our preliminary results announced in this release and the other risks described under “Important Factors That May Affect Our Operating Results, Our Business and Our Stock Price” in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries.

WATCHGUARD TECHNOLOGIES, INC.

RECONCILIATION OF NET LOSS PER SHARE TO PRO FORMA LOSS PER SHARE

unaudited

	Low End Of Range	High End Of Range	June 30, 2004	Sept. 30, 2003
Net loss	$(0.06)	$(0.04)	$(0.01)	$(0.22)
Stock based compensation	—	—	—	—
Amortization and impairment of other intangible assets acquired	0.01	0.01	0.01	0.02
Restructuring charges	0.01	0.01	—	0.10

Pro forma net loss	$(0.04)	$(0.02)	$0.00	$(0.10)

Use of Non-GAAP Pro Forma Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, WatchGuard uses pro forma measures of net income and earnings per share, which are adjusted to exclude certain costs and expenses we believe appropriate to enhance an overall understanding of our core financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of WatchGuard’s underlying operational results and trends and our marketplace performance. For example, the pro forma results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating results prepared in accordance with generally accepted accounting principles in the United States. Pro forma results exclude:

•	non-cash stock-based compensation expenses originating from employee stock options granted at less than fair value, stock options granted to consultants and certain restricted common stock and common stock subject to repurchase issued in connection with the BeadleNet, LLC, Qiave Technologies Corporation and RapidStream, Inc. acquisitions;

•	the amortization and impairment of other intangibles arising from WatchGuard’s acquisition of BeadleNet, LLC in October 1999, Qiave Technologies Corporation in October 2000 and RapidStream Inc. in April 2002;

•	restructuring charges.